Exhibit 10.22

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

Palvella Therapeutics, Inc. (484) 253-1461 Relentlessly Serving Patients with Rare Diseases

AUGUST 31, 2018

Kathleen A. McGowan

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Dear Kathleen:

On behalf of Palvella Therapeutics. Inc. (the ''Company"), I am incredibly excited and pleased to offer you the position of Chief Financial Officer. Your contributions to date have been many and significant, and you will be a key pillar of our success in delivering our mission of serving rare disease patients through the development and commercialization of high impact therapies.

The terms of the offer are as follows:

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As full compensation for your services, your annual salary will be $200,000. You will be paid semi-monthly in accordance with the Company’s payroll practices as established for its employees. You will be eligible to participate in the Company's bonus plan if, and when, it is established.

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You will receive equity in the form of a stock option grant. Your stock option grant will represent 1.25% of total outstanding ownership in the Company. Vesting will be in accordance with the Company's stock option agreement plan. The granting of stock options is subject to approval by the Company's Board of Directors.

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Benefits: You will be eligible to participate in additional employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. You will be eligible for Fifteen (15) days paid vacation per year of employment (prorated for the first year from date of hire). Because the Company expects to regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

The Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis, meaning that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

We also require that prior to the commencement of your employment you execute the Company’s Confidentiality, Invention Assignment, and Non-Competition Agreements.

In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation on their first day of employment that they have the legal right to work in the United States.

To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return one signed copy to me. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Palvella Therapeutics, Inc. and constitutes agreement to conform to Palvella Therapeutics, Inc.'s rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by an Officer of the Company and you.

Sincerely,

/s/ Wesley Kaupinen

Wesley Kaupinen

President & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

Start Date: 9/1/18

By:	/s/ Kathleen A. McGowan	Date:	8/31/18